Exhibit 5.1

March 26, 2026

SKYX Platforms Corp.

2855 W. McNab Road

Pompano Beach, Florida 33069

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SKYX Platforms Corp. (d/b/a Sky Technologies), a Florida corporation (the “Company”), in connection with the preparation and filing by the Company of its registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act, of up to $200,000,000 in aggregate offering amount of (i) shares of the Company’s common stock, no par value (“Common Stock”), (ii) shares of preferred stock, no par value (the “Preferred Stock”), (iii) debt securities (the “Debt Securities”), (iv) depositary shares representing fractional interests in a share or multiple shares of Preferred Stock (“Depositary Shares”), (v) warrants to purchase shares of Common Stock or Preferred Stock or Debt Securities (the “Warrants”), (vi) purchase contracts for the purchase or sale of Common Stock, Preferred Stock, Debt Securities or other securities (the “Purchase Contracts”), (vii) units representing ownership of Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, Purchase Contracts, or other securities, or any combination thereof (the “Units”), and (viii) subscription rights to purchase Common Stock, Preferred Stock or other securities (the “Rights”). The Common Stock, the Preferred Stock, the Debt Securities, the Depositary Shares, the Warrants, the Purchase Contracts, the Units and the Rights are collectively referred to as the “Securities” and each individually as a “Security”. The offering of the Securities will be as set forth in the prospectus (the “Prospectus”) contained in the Registration Statement, as supplemented by one or more supplements to the Prospectus.

We have assumed that: (a) the Debt Securities will be issued in one or more series pursuant to an Indenture (the “Indenture”) to be entered into between the Company and a trustee to be named therein (the “Trustee”) and duly qualified under the Trust Indenture Act of 1939, as amended, a form of which is filed as an exhibit to the Registration Statement; (b) the Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations and restrictions of such Preferred Stock will be set forth in one or more certificates of designation (each, a “Certificate of Designation”); (c) the shares of Preferred Stock represented by Depositary Shares will be deposited pursuant to one or more Depositary Agreements (each, a “Depositary Agreement”) to be entered into between the Company and a bank or trust company to be named, as depositary (the “Depositary”); (d) the Warrants will be issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and the warrant agent party thereto (the “Warrant Agent”); (e) the Purchase Contracts will be issued pursuant to one or more contracts (each, a “Contract”) for the purchase or sale of Common Stock, Preferred Stock, Debt Securities or other securities, to be entered into between the Company and the purchaser party thereto (the “Purchaser”); (f) the Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and the unit agent party thereto (the “Unit Agent”); and (g) the Rights will be issued pursuant to one or more rights agreements (each, a “Rights Agreement”), to be entered into between the Company and the rights agent party thereto (the “Rights Agent”). The Indenture, Certificates of Designation, Depositary Agreements, Warrant Agreements, Contracts, Unit Agreements and Rights Agreements are hereinafter referred to as the “Securities Documents”.

Item 601 of Regulation S-K and the instructions to Form S-3 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

3900 Key Center 127 Public Square Cleveland, Ohio 44114-1291	www.ThompsonHine.com O: 216.566.5500 F: 216.566.5800

March 26, 2026

In rendering this opinion, we have examined copies of (a) the Company’s Articles of Incorporation (as amended, the “Articles of Incorporation”), (b) the Company’s Third Amended and Restated Bylaws (the “Bylaws”), (c) the Registration Statement and Prospectus, (d) the form of Indenture, (e) certain resolutions and minutes of the Board of Directors of the Company relating to the Securities and the Registration Statement, and (f) copies of such other agreements, documents, instruments, certificates and records as we have deemed advisable in order to render our opinion set forth below.

In such examination, we have assumed: (a) the genuineness of all signatures; (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; (g) as to matters of fact, the truthfulness of the representations made in the Securities Documents and in certificates of public officials and officers of the Company; (h) that each of the Securities Documents, when executed, will be the legal, valid and binding obligations of each party thereto, enforceable against each such party in accordance with its terms; (i) that the issuance and delivery by the Company of the Securities and the execution, delivery and performance by the Company of the Securities Documents do not and will not: (i) contravene its Articles of Incorporation or Bylaws, (ii) except with respect to Generally Applicable Law (as defined below), violate any law, rule or regulation applicable to it, or (iii) result in any conflict with, or breach of, any agreement or document binding on the Company or any of its subsidiaries; and except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Securities Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been obtained, taken, given or made and is in full force and effect; (j) at the time of the offering or sale, the Securities and the Securities Documents relating thereto will have been specifically authorized by the Board of Directors of the Company or an authorized committee thereof for issuance and execution and delivery by the Company; (k) any Securities issuable upon conversion, exchange or exercise of any Security being offered will, at the time of such offering or sale, have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise; (l) any Securities consisting of Common Stock or Preferred Stock, including Common Stock or Preferred Stock issuable upon conversion, exchange or exercise of any Security being offered, will, when so issued, have been duly authorized, created, executed and delivered, against receipt of the consideration approved by the Company, which will be no less than the par value thereof, and a sufficient number of shares of Common Stock and/or Preferred Stock will be available for issuance; (m) with respect to the issuance and sale of any Debt Securities, (i) the Indenture will have been duly executed and delivered by the Company and the Trustee, and (ii) the Debt Securities, when issued, will be executed, authenticated, issued and delivered against receipt of the consideration therefor approved by the Company and as provided in the Indenture; (n) with respect to the issuance and sale of any Depositary Shares, (i) the related Depositary Agreement will have been duly executed and delivered by the Company and the Depositary, and (ii) the Depositary Shares, when issued, will be executed, countersigned by the Depositary, issued and delivered against receipt of the consideration therefor approved by the Company and as provided in such Depositary Agreement (assuming the underlying securities have been validly issued and deposited with the Depositary); (o) with respect to the issuance and sale of any Warrants, (i) the related Warrant Agreement will have been duly executed and delivered by the Company and the Warrant Agent, and (ii) the Warrants, when issued, will be executed, countersigned by the Warrant Agent, issued and delivered against receipt of the consideration therefor approved by the Company and as provided in such Warrant Agreement; (p) with respect to the issuance and sale of any Purchase Contracts, (i) the related Contract will have been duly executed and delivered by the Company and the Purchaser, and (ii) the Purchase Contracts, when issued, will be executed, countersigned by the Purchaser, issued and delivered against receipt of the consideration therefor approved by the Company and as provided in such Contract; (q) with respect to the issuance and sale of any Units, (i) the related Unit Agreement will have been duly executed and delivered by the Company and the Unit Agent, and (ii) the Units, when issued, will be executed, countersigned by the Unit Agent, issued and delivered against receipt of the consideration therefor approved by the Company and as provided in such Unit Agreement; (r) with respect to the issuance and sale of any Rights, (i) the related Rights Agreement will have been duly executed and delivered by the Company and the Rights Agent, and (ii) the Rights, when issued, will be executed, countersigned by the Rights Agent, issued and delivered against receipt of the consideration therefor approved by the Company and as provided in such Rights Agreement; and (s) that the Registration Statement shall have become effective and such effectiveness shall not have been terminated or withdrawn.

March 26, 2026

We have not independently established the validity of the foregoing assumptions.

Based upon and subject to the foregoing and such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	Any Securities consisting of Common Stock will be validly issued, fully paid and non-assessable.

2.	Any Securities consisting of Preferred Stock will be validly issued, fully paid and non-assessable.

3.	Any Securities consisting of Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

4.	Any Securities consisting of Depositary Shares will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Depositary Agreement.

5.	Any Securities consisting of Warrants will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Warrant Agreement.

6.	Any Securities consisting of Purchase Contracts will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Contract.

7.	Any Securities consisting of Units will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Unit Agreement.

8.	Any Securities consisting of Rights will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Rights Agreement.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument, Securities or Securities Document may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles. With respect to Securities denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

Our opinions expressed above are limited to the Business Corporation Act of the State of Florida and laws of the State of New York, in each case as currently in effect (collectively, “Generally Applicable Law”), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, the Securities Documents, the Registration Statement or the Prospectus.

March 26, 2026

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP